FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206987-01

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated February 10, 2017, may be amended or completed prior to the time of sale.

SUPPLEMENT
(To Prospectus Dated February 10, 2017)

$747,709,478 (Approximate)

BBCMS MORTGAGE TRUST 2017-C1
(Central Index Key Number 0001696707)

Issuing Entity

Barclays Commercial Mortgage Securities LLC
(Central Index Key Number 0001541480)

Depositor

Barclays Bank PLC
(Central Index Key Number 0000312070)

UBS AG
(Central Index Key Number 0001685185)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C1

This is a supplement (“Supplement”) to the prospectus dated February 10, 2017, as supplemented by the supplement to the prospectus, dated February 10, 2017 (collectively, the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Structural Update

1.                Class X-B Notional Amount.

A. The approximate initial Notional Amount of the Class X-B Certificates is changed from $148,686,317 to $110,176,843. The approximate initial available Notional Amount of the Class X-B Certificates is changed from $141,252,000 to $104,668,000. The approximate initial retained Notional Amount of the Class X-B Certificates is changed from $7,434,317 to $5,508,843. The Notional Amount of the Class X-B certificates is changed from being equal to the aggregate certificate balances of the Class A-S, Class B and Class C certificates outstanding from time to time to being equal to the aggregate certificate balances of the Class A-S and Class B certificates outstanding from time to time.

B. The pass-through rate for the Class X-B certificates for any distribution date is changed from being a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date to a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

C. The Notional Amount of the Class X-B certificates is changed from being reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates to being reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B certificates. A reduction of the certificate balance of the Class A-S and Class B certificates, instead of a reduction in the certificate balance of the Class A-S, Class B and Class C certificates, will result in a corresponding reduction of the Notional Amount of the Class X-B certificates.

Barclays		UBS Securities LLC
Co-Lead Manager and Joint Bookrunner		Co-Lead Manager and Joint Bookrunner
Academy Securities
Co-Manager

The date of this Supplement is February 13, 2017

2.       Class X-D Notional Amount.

A. The approximate initial Notional Amount of the Class X-D certificates is changed from $43,856,846 to $82,366,320. The approximate initial available Notional Amount of the Class X-D certificates is changed from $41,664,000 to $78,248,000. The approximate initial retained Notional Amount of the Class X-D certificates is changed from $2,192,846 to $4,118,320. The Notional Amount of the Class X-D certificates is changed from being equal to the certificate balance of the Class D certificates outstanding from time to time to being equal to the aggregate certificate balances of the Class C and Class D certificates outstanding from time to time.

B. The pass-through rate for the Class X-D certificates for any distribution date is changed from a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date, to a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class C and Class D certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

C. The Notional Amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class C and Class D certificates, instead of just being reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. A reduction of the certificate balance of the Class C or Class D certificates will result in a corresponding reduction of the Notional Amount of the Class X-D certificates, instead of just a reduction of the certificate balance of the Class D certificates resulting in a corresponding reduction of the Notional Amount of the Class X-D certificates.

3.       Class A-3 Changes.

A. The approximate initial Certificate Balance of the Class A-3 certificates is changed from $105,263,158 to $152,631,581. The approximate initial available Certificate Balance of the Class A-3 certificates is changed from $100,000,000 to $145,000,000. The approximate initial retained Certificate Balance of the Class A-3 certificates is changed from $5,263,158 to $7,631,581.

B. The weighted average life of the Class A-3 certificates is changed from 9.77 years to 9.78 years.

C. The chart showing the percent of the initial Certificate Balance of the Class A-3 certificates at the respective CPPs is deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.78	9.73	9.66	9.59	9.40

4.       Class A-4 Changes.

A. The approximate initial Certificate Balance of the Class A-4 certificates is changed from $366,928,423 to $319,560,000. The approximate initial available Certificate Balance of the Class A-4 certificates is changed from $348,582,000 to $303,582,000. The approximate initial retained Certificate Balance of the Class A-4 certificates is changed from $18,346,423 to $15,978,000.

B. The weighted average life of the Class A-4 certificates is changed from 9.87 years to 9.88 years.

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C. The chart showing the percent of the initial Certificate Balance of the Class A-4 certificates at the respective CPPs is deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.88	9.86	9.85	9.82	9.57

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